Exhibit 1.0

PricewaterhouseCoopers LLP
Chartered Accountants
1250 René-Lévesque Boulevard
West
Suite 2800
Montréal, Quebec
Canada H3B 2G4
Telephone +1 (514) 205 5000
Facsimile +1 (514) 876 1502
Direct Tel. +1 (514) 205 5281
Direct Fax +1 (514) 205 5675

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use in this Annual Report on Form 40-F of Domtar Inc. for the year ended December 31, 2004, of our auditors’ report dated February 23, 2005 on the consolidated balance sheets of Domtar Inc. as at December 31, 2004 and 2003 and the consolidated statements of earnings, retained earnings and cash flows for each of the years in the three-year period ended December 31, 2004.

We also consent to the incorporation by reference in the Registration Statement on Form F-9 (No. 333-110212) of Domtar Inc., relating to the offering of debt securities of Domtar Inc., and the Registration Statement on Form S-8 (No. 333-85600) of Domtar Inc., relating to common shares to be offered to employees under employee benefit plans and of our auditors’ report dated February 23, 2005 relating to the above-mentioned financial statements.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants

Montréal, Québec
March 24, 2005

PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and the other member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.